Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

JLG Industries, Inc. 1 JLG Drive McConnellsburg, PA 17233-9533 Telephone (717) 485-5161 Fax (717) 485-6417 www.jlg.com	Contact: Juna Rowland Director — Corporate & Investor Relations (240) 313-1816, ir@jlg.com

GEORGE KEMPTON RETIRES FROM JLG’S BOARD OF DIRECTORS

     MCCONNELLSBURG, PA, MAY 20, 2004 – JLG Industries, Inc. (NYSE: JLG) today announced that George R. Kempton has retired from the Company’s Board of Directors, effective May 20, 2004, after more than 10 years of service to the Board. Kempton, who was named a director in 1993, was during his tenure a member of JLG’s audit, compensation and corporate governance committees.

     Kempton is the retired Chairman of the Board and Chief Executive Officer of Kysor Industrial Corporation and a former director for ARO Corporation, Guardsman Products, Inc. and Simpson Industries, Inc.

     “For more than a decade, George has been a very active member of our Board of Directors, served on several committees and has supported our Company’s growth from $123 million to $1 billion in annual revenues, further solidifying our position as a global leader in the access equipment industry,” said Bill Lasky, Chairman of the Board, President and Chief Executive Officer. “George played an instrumental role in establishing best practices for our audit, compensation and corporate governance committees. Most recently, as Chairman of our corporate governance committee, he spearheaded our initiatives to bring added transparency to our business practices. We extend our gratitude to George for his many contributions to JLG over the years.”

     JLG Industries, Inc. is the world’s leading producer of access equipment (aerial work platforms and telehandlers) and highway-speed telescopic hydraulic excavators. The Company’s diverse product portfolio encompasses leading brands such as JLG® aerial work platforms; JLG, SkyTrak®, Lull® and Gradall® telehandlers; Gradall excavators; and an array of complementary accessories that increase the versatility and efficiency of these products for end users. JLG markets its products and services through a multi-channel approach that includes a highly trained sales force, marketing, the Internet, integrated supply programs and a network of distributors. In addition, JLG offers world-class after-sales service and support for its customers in the industrial, commercial, institutional and construction markets. JLG’s manufacturing facilities are located in the United States, Belgium and France, with sales and service locations on six continents.

NOTE: Information contained on our website is not incorporated by reference into this press release.

For more information, visit www.jlg.com.

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